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Exhibit 99.1

Company Investor/Media Contact:
dj Orthopedics, Inc.
Mark Francois, Director of Investor Relations
(760) 734-4766
 mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES RECORD NET REVENUES AND EARNINGS
FOR THIRD QUARTER 2003

        SAN DIEGO, CA October 28, 2003—dj Orthopedics, Inc. (NYSE: DJO), a designer, manufacturer and marketer of products and services for the orthopedic sports medicine market, today announced record financial results for the third quarter and nine months ended September 27, 2003.

        Net revenues for the third quarter of 2003 totaled $48.9 million, an increase of 6.6 percent, compared with net revenues of $45.8 million reported in the third quarter of 2002. Net income for the third quarter of 2003 was $3.6 million, or $0.19 per share, compared with a net loss of $5.8 million, or $(0.33) per share for the third quarter of 2002. Net income for the third quarter of 2003 included a benefit of $0.5 million ($0.3 million net of taxes) related to the reversal of certain charges taken in 2002 in connection with the Company's performance improvement program. Net loss for the third quarter of 2002 included charges totaling $9.4 million ($6.0 million net of taxes) related to the performance improvement program.

        For the first nine months of 2003, net revenues totaled $143.3 million, an increase of 5.4 percent compared with net revenues of $136.0 million reported in the first nine months of 2002. Net income for the first nine months of 2003 was $8.0 million, or $0.43 per share, compared with a net loss of $9.2 million, or $(0.52) per share for the corresponding nine month period in 2002. Net loss for the first nine months of 2002 included performance improvement and restructuring charges totaling $17.0 million ($10.9 million net of taxes).

        Commenting on the Company's third quarter results, Les Cross, dj Orthopedics' President and Chief Executive Officer noted, "With improved operating fundamentals in place at dj Orthopedics, we have increased our focus on accelerating the Company's revenue growth within our core rehabilitation business resulting in a series of specific growth initiatives. Excellent third quarter results, including higher revenue growth rates across our domestic business segments, stronger operating margins and record cash flow from operations of $10 million, reflect the progress we have made with these initiatives."

        "We had another productive quarter for new product development, introducing several new products across different product categories," Mr. Cross continued. "On the sales side, we are pleased to have completed our thorough search for a first rate executive to lead our sales and marketing functions. Lou Ruggiero joined the company in September and is already adding value. We saw strong growth in OfficeCare® this quarter, driven by the net addition of several new OfficeCare clinic locations and selective price increases that went into effect in June. Our emphasis on extending our reach to larger healthcare buying groups through the expansion of our national accounts portfolio continued in the third quarter and we added two new accounts. On the international front, we continued to expand our European presence by establishing a new, direct-sales subsidiary in France, which commenced operations on October 1, 2003.

        "Finally, the planned acquisition of the bone growth stimulation device business of OrthoLogic Corporation has the potential to be a strong contributor to the financial profile of dj Orthopedics. OrthoLogic has established a successful bone growth stimulation business, with state-of-the-art

-more-

technology, superior product related competitive benefits and growing market share. The bone growth stimulation market has been growing at a compound annual growth rate of approximately 12 percent, faster than our current markets. Following the acquisition's close, approximately 20% of dj Orthopedics' revenue will be in the bone growth stimulation segment, which will accelerate the top-line growth rate of the combined company. From a profitability perspective, the gross profit margins for bone growth stimulation are stronger than our current gross profit margins, which should drive increased operating margins and profitability for the combined company."

Revenue Segment Information

        Net revenues for the third quarter of 2003 for the Company's business segments, which are its primary sales channels, DonJoy®, ProCare®, OfficeCare and International, were $24.2 million, $12.4 million, $6.6 million and $5.6 million, respectively, compared to prior year amounts of $23.1 million, $11.7 million, $5.5 million and $5.6 million, respectively. Net revenue in the Company's DonJoy, ProCare and OfficeCare segments increased 5.1 percent, 6.0 percent and 20.8 percent, respectively. International net revenue in the third quarter of 2003 was equivalent to international net revenue in the third quarter of 2002, but was reduced by approximately $0.8 million compared to the prior year period because of the Company's fourth quarter 2002 discontinuation of its majority owned Australian subsidiary. In addition, International revenue in the third quarter of 2003 included a $0.4 million benefit from favorable changes in exchange rates compared to the rates in effect in the third quarter of 2002. Excluding Australia, and the foreign exchange impact, local currency international revenue increased 9.6 percent in the third quarter of 2003 compared to the similar period a year ago.

        Net revenues for the first nine months of 2003 for the Company's business segments DonJoy®, ProCare®, OfficeCare® and International, were $70.3 million, $35.3 million, $18.5 million and $19.3 million, respectively, compared to prior year amounts of $67.5 million, $34.7 million, $17.1 million and $16.7 million, respectively.

Gross Profit Margin

        For the third quarter of 2003, the Company reported gross profit of $28.2 million, or 57.7 percent of net revenue, compared to $20.4 million, or 44.4 percent of net revenue for the third quarter of 2002. Gross profit in the third quarter of 2002 was reduced by $2.8 million in charges for reserves for excess inventories related to discontinued products. The improvement in gross profit margin in the current quarter primarily reflects lower manufacturing costs achieved through the Company's successful relocation of a substantial portion of its U.S. manufacturing capacity to Mexico during the fourth quarter of 2002, as well as the completion of other manufacturing cost reduction initiatives, such as the Company's DuraKold acquisition completed in June, 2003.

        For the first nine months of 2003, the Company reported gross profit of $80.2 million, or 55.9 percent of net revenue, compared to $65.4 million, or 48.1 percent of net revenue in the first nine months of 2002.

Third Quarter Business Highlights:

  •
  The Company recently announced that it has signed a definitive agreement to acquire the bone growth stimulation device business of OrthoLogic Corporation for $93 million in cash. Products to be acquired include the OL1000 for the noninvasive treatment of nonunion fractures acquired secondary to trauma, excluding vertebrae and all flat bones, and SpinaLogic®, a state-of-the-art device used as an adjunct to primary lumbar spinal fusion surgery. The Company indicated that the acquisition is proceeding towards closing and that closing is still expected prior to year end.

  •
  The Company launched several new products during the quarter across different product categories, including the ArcticFlow™ line of manual cold therapy products, the ProCare Nextep® fracture boot with a full thermoplastic shell for greater contact casting, and a new soft shoulder brace. The DonJoy UltraSling® ER (External Rotation) is the first soft shoulder brace to capitalize on the latest research in shoulder rehabilitation that demonstrates shoulder orientation in an externally rotated position during the healing process is critical to avoiding future dislocations.

  •
  The Company appointed Louis Ruggiero as Senior Vice President of Sales and Marketing. Mr. Ruggiero brings more than 20 years of sales experience in medical devices, with approximately 10 of those years at GE Medical Systems. He has broad experience working with both direct and indirect sales forces in multiple sales channels.

  •
  The Company added two new group purchasing contracts, National Distribution & Contracting, Inc., and Mid-Atlantic Group Network of Shared Services, Inc. Penetration of the Company's Broadlane contract, which was added in the second quarter, ramped nicely in the third quarter enabling the revenue growth rate in the Company's ProCare® channel to accelerate to six percent.

  •
  The Company expanded its international presence by forming a wholly owned subsidiary in France for the direct distribution of the Company's orthopedic products. The Company's new subsidiary replaces a third party distributor in France, and positions the Company to gain more profitable market share in that country. France is the second largest orthopedic sports medicine market in Europe.

  •
  dj Orthopedics was named one of San Diego's fastest growing technology companies in the Deloitte & Touche Fast 50 Program.

Conference Call Information

        dj Orthopedics has scheduled an investor conference call to discuss this announcement beginning at 5:00 p.m. Eastern Time today, October 28, 2003. Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 3143794. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the reservation code above. The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company's website.

About dj Orthopedics, Inc.

        dj Orthopedics, Inc. is a global orthopedic sports medicine company specializing in the design, manufacture and marketing of products and services that rehabilitate soft tissue and bone, help protect against injury, and treat osteoarthritis of the knee. Its broad range of more than 600 products, many of which are based on proprietary technologies, includes rigid knee braces, soft goods, specialty and other complementary orthopedic products. These products provide solutions for patients and orthopedic sports medicine professionals throughout the patient's continuum of care. For additional information on the Company, please visit www.djortho.com.

Safe Harbor Statement

        This press release contains forward-looking statements such as statements regarding the Company's future growth and profitability, growth strategy, the Company's planned acquisition of the bone growth stimulation device business of OrthoLogic and business and financial consequences of such an acquisition, and trends in the industry in which the Company operates. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the risk that we may not be able to successfully implement our business strategy, or that other risk factors could undermine gains made with our strategies and programs, including our ability to close the acquisition of the bone growth stimulation business of OrthoLogic and achieve our expected combined operating results; the continued growth of the bone growth stimulation market; our ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; our dependence on our orthopedic professionals, agents and distributors for marketing our products; our transition to direct distribution of our products in certain foreign countries; risks associated with our international operations; the risk that our quarterly operating results are subject to substantial fluctuations; our high level of indebtedness, including the additional indebtedness we plan to incur in connection with the acquisition of the bone growth stimulation business of OrthoLogic, and the restrictions imposed by the terms of our indebtedness; our ability to generate cash to service our debts; and the effects of healthcare reform, managed care and buying groups on prices of our products. There are many other risk factors that are detailed in our recently filed and readily available Annual Report on Form 10-K for the 2002 calendar year, filed on March 28, 2003 with the Securities and Exchange Commission.

Tables to Follow

dj Orthopedics, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net revenues	$48,850	$45,828	$143,324	$135,976
Costs of goods sold	20,648	25,472	63,163	70,528

Gross profit	28,202	20,356	80,161	65,448
Operating expenses:
Sales and marketing	14,039	12,503	39,108	41,470
General and administrative	4,236	6,612	16,271	18,651
Research and development	1,139	799	3,133	2,167
Impairment of long-lived assets	—	487	—	2,405
Performance improvement, restructuring and other	(497)	6,126	(497)	6,126

Total operating expenses	18,917	26,527	58,015	70,819

Income (loss) from operations	9,285	(6,171)	22,146	(5,371)
Interest expense, net of interest income	(2,972)	(2,915)	(9,129)	(8,839)
Other income (expense)	(242)	—	305	(201)

Income (loss) before income taxes	6,071	(9,086)	13,322	(14,411)
(Provision) benefit for income taxes	(2,429)	3,272	(5,332)	5,188

Net income (loss)	$3,642	$(5,814)	$7,990	$(9,223)

Net income (loss) per share:
Basic	$0.20	$(0.33)	$0.45	$(0.52)

Diluted	$0.19	$(0.33)	$0.43	$(0.52)

Weighted average shares outstanding used to calculate per share information:
Basic	17,957	17,873	17,957	17,873

Diluted	18,910	17,873	18,449	17,873

Adjusted EBITDA(1)	$11,015	$5,077	$28,134	$17,436

(1)
"EBITDA" is defined as net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization. "Adjusted EBITDA" represents EBITDA, as defined, adjusted to eliminate amounts permitted under the bank credit facility. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. Management has included Adjusted EBITDA because it may be used by our lenders or certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Set forth below is a comparable reconciliation of the Company's net income to Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net income (loss)	$3,642	$(5,814)	$7,990	$(9,223)
Interest expense, net of interest income	2,972	2,915	9,129	8,839
Income taxes	2,429	(3,272)	5,332	(5,188)
Depreciation and amortization	1,972	1,834	5,683	5,462

EBITDA	11,015	(4,337)	28,134	(110)
Net adjustments in accordance with the bank credit facility	—	9,414	—	17,546

Adjusted EBITDA	$11,015	$5,077	$28,134	$17,436

dj Orthopedics, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 27, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,696	$32,085
Accounts receivable, net	37,236	33,705
Inventories, net	13,586	14,583
Deferred tax asset, current portion	10,247	10,247
Other current assets	3,899	4,970

Total current assets	83,664	95,590
Property, plant and equipment, net	14,268	14,082
Goodwill, intangible assets and other assets	76,694	72,568
Deferred tax asset	50,302	55,484

Total assets	$224,928	$237,724

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other accrued liabilities	$26,336	$26,995
Long-term debt, current portion	4,116	1,274

Total current liabilities	30,452	28,269
Long-term debt, less current portion	85,532	108,542
Total stockholders' equity	108,944	100,913

Total liabilities and stockholders' equity	$224,928	$237,724

dj Orthopedics, Inc.
Unaudited Segment Information
(In thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net revenues:
DonJoy	$24,240	$23,054	$70,286	$67,455
ProCare	12,382	11,679	35,308	34,714
OfficeCare	6,637	5,492	18,464	17,116
International	5,591	5,603	19,266	16,691

Consolidated net revenues	48,850	45,828	143,324	135,976

Gross profit:
DonJoy	13,864	13,517	39,490	39,847
ProCare	5,428	2,949	14,767	8,906
OfficeCare	5,345	3,905	14,322	12,465
International	3,565	2,788	11,582	8,308

Gross profit from reportable segments	28,202	23,159	80,161	69,526
Costs not allocated to segments	—	(2,803)	—	(4,078)

Consolidated gross profit	28,202	20,356	80,161	65,448

Income (loss) from operations:
DonJoy	5,868	5,956	16,201	17,110
ProCare	2,873	733	7,652	2,196
OfficeCare	506	290	896	(2,847)
International	1,539	151	5,254	1,423

Income from reportable segments	10,786	7,130	30,003	17,882
Expenses not allocated to segments	(1,501)	(13,301)	(7,857)	(23,253)

Consolidated income (loss) from operations	$9,285	$(6,171)	$22,146	$(5,371)

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  Exhibit 99.1